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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                               OWOSSO CORPORATION


                                 CRAMER COMPANY


                                       AND


                               M. H. RHODES, INC.








                              DATED: April 3, 1998


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                                TABLE OF CONTENTS

                                                                        Page

BACKGROUND.................................................................1

ARTICLE 1 - THE MERGER.....................................................1

         1.1.  The Merger..................................................1
         1.2.  Closing.....................................................1
         1.3.  Merger Filings..............................................2
         1.4.  Filing of Merger Documents; Effective Time..................2
         1.5.  The Articles of Incorporation...............................2
         1.6.  The Bylaws..................................................2
         1.7.  Resignations................................................2

ARTICLE 2 - CONVERSION OR CANCELLATION OF SHARES IN THE MERGER.............2

         2.1.  Conversion or Cancellation of Shares........................2
         2.2.  Payment for Shares..........................................3
         2.3.  Dissenters' Rights..........................................4
         2.4.  Transfer of Shares After the Effective Time.................4

ARTICLE 3 - REPRESENTATIONS, WARRANTIES AND
                    COVENANTS OF THE COMPANY...............................4

         3.1.  Organization, Power, Standing and Qualification.............4
         3.2.  Power and Authority.........................................5
         3.3.  Validity of Contemplated Transactions.......................5
         3.4.  Capitalization of Company...................................5
         3.5.  Governmental Filings; No Violations.........................6
         3.6.  Title to Properties.........................................6
         3.7.  Real Property...............................................6
         3.8.  Company Reports; Financial Statements.......................8
         3.9.  Absence of Undisclosed Liabilities..........................8
         3.10. Certain Tax Matters.........................................9
         3.11. Litigation; Compliance with Laws...........................10
         3.12. Employee Benefits..........................................10
         3.13. Insurance..................................................13
         3.14. Proprietary Rights.........................................13
         3.15. Labor Disputes.............................................13
         3.16. Contracts..................................................13
         3.17. Minute Books...............................................14
         3.18. Product Liability Claims...................................15


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                                                                        Page

         3.19.  Fairness Opinion..........................................15
         3.20.  Bank Accounts.............................................15
         3.21.  No Changes................................................15
         3.22.  Compensation Arrangements.................................16
         3.23.  Copies of Articles and Bylaws.............................16
         3.24.  Condition of Tangible Assets..............................16
         3.25.  Accounts Receivable.......................................16
         3.26.  Hazardous Substances......................................17
         3.27.  Inventory.................................................17
         3.28.  Relationship With Customers and Suppliers.................17
         3.29.  Transactions with Affiliates..............................18
         3.30.  Capital Expenditures......................................18
         3.31.  Discontinued Operations...................................18
         3.32.  Veracity of Statements....................................18

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER AND CRAMER............18

         4.1.  Power and Authority........................................18
         4.2.  Conflict With Authority, Bylaws, etc.......................19
         4.3.  Acquisition of Shares for Investment.......................19
         4.4.  Governmental Filings; No Violations........................19
         4.5.  Brokers and Finders........................................19
         4.6.  Proxy Statement............................................19

ARTICLE 5 - ACTIVITIES PRIOR TO CLOSING BY THE COMPANY....................19

         5.1.    Operation of Business....................................19
                  5.1.1.  Organizational Documents........................20
                  5.1.2.  Corporate Name..................................20
                  5.1.3.  Compensation, Bonuses...........................20
                  5.1.4.  Management......................................20
                  5.1.5.  Mergers, Etc....................................20
                  5.1.6.  Disposition of Assets...........................20
                  5.1.7.  Indebtedness....................................20
                  5.1.8.  Payables........................................20
                  5.1.9.  Inventory.......................................20
                  5.1.10.  Maintenance of Assets..........................20
                  5.1.11.  Insurance......................................20
                  5.1.12.  Contracts and Permits..........................21
                  5.1.13.  Litigation, etc................................21
                  5.1.14.  Dividends or Other Distributions...............21
                  5.1.15.  Capital Stock..................................21


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                                                                        Page

         5.2.    Acquisition Proposals....................................21
         5.3.    Meetings of the Company's Shareholders...................21
         5.4.    Filings; Other Action....................................22
         5.5.    Access to Information....................................22
         5.6.    Best Efforts.............................................23
         5.7.    Benefit Plans............................................23
                  5.7.1.  Plan Changes....................................23
                  5.7.2.  Contributions and Payments......................23
         5.8.    Notice of Change.........................................23
         5.9.    Publicity................................................23
         5.10.  Rhodes ESOP...............................................24

ARTICLE 6 - ACTIVITIES PRIOR TO CLOSING BY BUYER..........................24

         6.1.  Best Efforts...............................................24
         6.2.  Access to Information......................................24
         6.3.  Confidentiality............................................25
         6.4.  Purchase or Sale of Shares.................................25

ARTICLE 7 - CONDITIONS PRECEDENT TO CLOSING...............................25

         7.1.  Conditions to Obligation of Buyer to Close.................25
                  7.1.1.  Representations and Warranties;
                              Compliance with Agreement...................25
                  7.1.2.  Opinion of Counsel for the Company..............26
                  7.1.3.  Litigation Affecting Closing....................26
                  7.1.4.  Required Consents and Regulatory Approvals......26
                  7.1.5.  No Material Damage to Business..................26
                  7.1.6.  Approval of Buyer; Corporate Matters............26
                  7.1.7.  Shareholder Approval............................26
                  7.1.8.  Dissenter's Rights..............................26
                  7.1.9.  Environmental Issues............................27
         7.2.  Conditions to Obligation of the Company to Close...........27
                  7.2.1.  Representations and Warranties..................27
                  7.2.2.  Opinion of Counsel of Buyer.....................27
                  7.2.3.  Litigation Affecting Closing....................27
                  7.2.4.  Approval of The Company; Corporate Matters......28
                  7.2.5.  Shareholder Approval............................28
                  7.2.6.  401K Plan.......................................28

ARTICLE 8 - INDEMNIFICATION...............................................28

         8.1.  Officers and Directors Indemnification.....................28


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                                                                        Page


ARTICLE 9 - TERMINATION...................................................29

         9.1.  Termination................................................29
                  9.1.1.  Termination by Mutual Consent...................29
                  9.1.2.  Prior to Effective Time.........................29
                  9.1.3.  By Buyer........................................30
                  9.1.4.  By the Company..................................30
                  9.1.5.  By Either Party.................................30
                  9.1.6.  Withdrawal of Recommendation....................30
                  9.1.7.  Higher Offer....................................30
         9.2.  Effect of Termination and Abandonment......................30
         9.3.  No Purchase of Company Stock...............................30

ARTICLE 10 - MISCELLANEOUS................................................31

         10.1.   Payment of Expenses......................................31
         10.2.   Entire Agreement; Amendments.............................31
         10.3.   Headings.................................................31
         10.4.   Gender; Number...........................................31
         10.5.   Exhibits and Schedules...................................31
         10.6.   Severability.............................................31
         10.7.   Notices..................................................32
         10.8.   Waiver...................................................33
         10.9.   Assignment...............................................33
         10.10.  Successors and Assigns...................................33
         10.11.  Governing Law............................................33
         10.12.  No Benefit to Others.....................................33
         10.13.  Counterparts.............................................33



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                          AGREEMENT AND PLAN OF MERGER


                  This Agreement and Plan of Merger (the "Agreement") is made this 3rd day of April, 1998, by and among OWOSSO CORPORATION, a Pennsylvania corporation ("Buyer"), CRAMER COMPANY, a Delaware corporation and wholly-owned subsidiary of Buyer, ("Cramer") and M. H. RHODES, INC., a Delaware corporation (the "Company") .


                                   BACKGROUND

                  The Company is engaged in the business of manufacturing mechanical timers, photo controls and parking meters (the "Business");

                  Each Board of Directors of Buyer, Cramer and the Company has approved the acquisition of the Company by Buyer through the merger of Cramer into the Company (the "Merger") pursuant to and subject to the terms and conditions of this Agreement; and

                  The Board of Directors of the Company has determined that the Merger is fair to and in the best interests of the holders of the Company's common stock, par value $1.00 per share (the "Common Stock") and has resolved to recommend the approval of the Merger by the shareholders of the Company.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, and intending to be legally bound, Buyer, Cramer and the Company hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), Cramer shall be merged with and into the Company pursuant to the Merger and the separate corporate existence of Cramer shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Sections 1.5 and 1.6. The Merger shall have the effects specified in the General Business Corporation Law of the State of Delaware (the "DGCL").

         1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of the Company at 10:00 A.M. on the later of (A) June 30, 1998 or (B) the first business day on which the last to be fulfilled or waived of the conditions set forth in Article 7 hereof shall be


                                       -1-


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fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Buyer may agree.

         1.3. Merger Filings. In connection with the Closing, the Company and Cramer will cause the Certificate of Merger to be filed with the Secretary of State of Delaware (the "Certificate of Merger").

         1.4. Filing of Merger Documents; Effective Time. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of Delaware. The "Effective Time" refers to the time at which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware.

         1.5. The Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall, at the Effective Time, be and read as set forth on Exhibit A hereto and incorporated herein by this reference, until further amended in accordance with the terms thereof and the DGCL.

         1.6. The Bylaws. The Bylaws of the Surviving Corporation shall, at the Effective Time, be and read as set forth on Exhibit B hereto, until further amended in accordance with the terms thereof and the DGCL.

         1.7. Resignations. On the Closing Date, the Company will make available to Buyer the written resignations of all the directors and officers of the Company effective as of the Effective Time, except for such officers and directors as Buyer shall designate in writing. The Company shall use its best efforts at or before the Effective Time to cause the nominees of Buyer to be elected (effective the Effective Time) by the resigning directors in accordance with the Bylaws of the Company.


                                    ARTICLE 2

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

         2.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of stock of the Company and Cramer in the Merger shall be as follows:

                           (a) At the Effective Time, each share of the Common
Stock issued and outstanding immediately prior to the Effective Time (a "Share"), other than Common Stock held in the Company's treasury and Common Stock which is held by shareholders perfecting dissenter's rights pursuant to the DGCL ("Dissenting Shareholders"), by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into the right to receive, without interest, an amount in cash equal to $14.51 (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a


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certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.2.

                           (b) At the Effective Time, each Share issued and held
in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                           (c) At the Effective Time, each share of common stock
and each share of preferred stock of Cramer issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Cramer or the holders of such shares, be converted into, respectively, one share of common stock or one share of preferred stock as the case may be, of the Surviving Corporation.

                           (d) Shares that are held by Dissenting Shareholders
shall be entitled to such amount as is provided in the DGCL and shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his dissenter's right to appraisal and payment under the DGCL.

         2.2. Payment for Shares. Prior to the Effective Time, Buyer or Cramer shall designate bank or trust company reasonably acceptable to the Company, to act as Paying Agent in connection with the Merger (the "Paying Agent") and to receive and disburse the Merger Consideration to which holders of Shares become entitled pursuant to Section 2.1. At the Effective Time, Buyer or Cramer will provide the Paying Agent with sufficient cash to allow the Merger Consideration to be paid by the Paying Agent for each Share then entitled to receive the Merger Consideration. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than Dissenting Shareholders) of issued and outstanding Shares a form (mutually agreed to by Buyer and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause the Paying Agent to pay to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses, including those of


                                       -3-


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the Paying Agent, in connection with the exchange of the Merger Consideration for Shares. In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 2; provided, however, the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. Promptly following the first anniversary of the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash held for payment as Merger Consideration and all other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter each holder of a certificate representing Shares may surrender such certificate to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) and receive in exchange therefor the Merger Consideration in respect thereof, without interest thereon.

         2.3. Dissenters' Rights. If any Dissenting Shareholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in
Section 262 of the DGCL, the Company shall give Buyer notice thereof and Buyer shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.

         2.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.
                                    ARTICLE 3

                         REPRESENTATIONS, WARRANTIES AND
                            COVENANTS OF THE COMPANY

         The Company hereby represents and warrants to Buyer and Cramer that, except as set forth in the numbered paragraph of the disclosure letter of even date delivered by the Company to the Buyer in conjunction with execution of this Agreement (the "Disclosure Letter") which paragraph corresponds to the applicable section of this Article 3:

         3.1. Organization, Power, Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware,


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and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. The Company is duly qualified to do business and is in good standing in all jurisdictions where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets (a "Material Adverse Effect"), such jurisdictions being listed in Paragraph 3.1 of the Disclosure Letter. The Company does not have any "subsidiaries" (which, for purposes of this Agreement, shall mean all corporations in which the Company owns more than 50% of the issued and outstanding capital stock). The Company does not own (i) any equity interest in any corporation or other entity or (ii) marketable securities where the Company's equity interest in any such entity exceeds 5% of the outstanding equity of such entity on the date hereof.

         3.2. Power and Authority. The Company has the power and authority to execute, deliver and perform this Agreement and the other documents, instruments and agreements contemplated herein (the "Collateral Documents") to which the Company is a party and, subject only to approval of this Agreement by the holders of sixty percent (60%) of the Shares, to consummate the transactions contemplated by this Agreement and the Collateral Documents. Each of this Agreement and the Collateral Documents is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

         3.3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not contravene any provision of the Certificate of Incorporation or Bylaws of the Company; nor subject to receipt of the Consents (as defined below) violate, be in conflict with, or constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any agreement, contract, indenture, lease, or mortgage to which the Company is a party or by which the Company or any of its assets is bound; or violate any provision of law, rule, regulation, order, permit, or license to which the Company is subject. Paragraph 3.3 of the Disclosure Letter attached hereto sets forth an accurate and complete list of any consents required to be obtained in connection with any items identified in the preceding sentence, prior to consummation of the transactions contemplated by this Agreement (the "Consents").

         3.4. Capitalization of Company. The Company's total authorized capital stock consists of 400,000 shares of common stock, $1.00 par value, of which 196,736 shares are currently outstanding, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar right. Except as set forth above in this Section 3.4 and in Paragraph
3.4 of the Disclosure Letter, there are no shares of capital stock of the Company authorized, issued or outstanding and, except for the rights of ESOP (as defined in Section 5.10 hereof) participants to diversify under Section 401(a)28 of the Internal Revenue Code of 1986, as amended (the "Code") and to exercise "put" options under Section 409(h) of the Code, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or

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other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company (all such outstanding subscriptions, options, warrants, rights, securities, agreements and commitments being collectively called, the "Stock Rights"), and no Stock Rights have been issued since 1987, except in connection with the ESOP.

         3.5. Governmental Filings; No Violations. Other than the filings provided for in Section 1.4 hereof, the filing identified on Section 7.1.9(b) and the filings as required under the Securities Exchange Act of 1934 (as amended) (the "Exchange Act" and such filings being called, collectively, the "Regulatory Filings"), and except as set forth in Paragraph 3.5 of the Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

         3.6. Title to Properties. Except as set forth in Paragraph 3.6 of the Disclosure Letter, the Company has good, valid and marketable title to all of its properties and assets, real, personal and mixed, including all of the properties and assets reflected on the most recent balance sheet which is part of the Financial Statements (as defined in Section 3.8 hereof) and those acquired since the Financial Statement Date (as defined in Section 3.9 hereof), except in each case for properties and assets sold or otherwise disposed of in the ordinary course of business, free and clear of all mortgages, liens, pledges, security interests and other encumbrances (collectively "Liens"), except (a) liens for current taxes not delinquent or being contested in good faith by appropriate proceedings (which, in the latter case, are disclosed in Paragraph 3.6 of the Disclosure Letter), (b) mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due, and (c) liens securing the repurchase of securities from ESOP participants under Section 409(h)(5) of the Code (collectively, "Permitted Liens").

         3.7.  Real Property.

                           (a) Paragraph 3.7 of the Disclosure Letter accurately
lists all real property owned by the Company beneficially, or of record and contains a brief description of all plants and structures located thereon. Except as set forth in Paragraph 3.7 of the Disclosure Letter, (i) the Company is lawfully seized and possessed of the real property, (ii) the Company has good and marketable fee simple title to the real property, free and clear of all Liens other than Permitted Liens (which Permitted Liens are disclosed in Paragraph 3.7 of the Disclosure Letter), (iii) the Company is in possession of the real property, and (iv) there are no options, licenses, leases, rights of first refusal, conditional sales agreements, or similar arrangements respecting any such real property or improvements. The Company has appropriate rights of ingress and egress with respect to the real property and any improvements located thereon. None of the real property, the improvements or the use thereof contravenes or violates any material building, zoning, land use, administrative, occupational or safety and health law in any respect (except as

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permitted on the basis of prior nonconforming use, waiver or variance, all of which permitted uses that are known to the Company are set forth in Paragraph
3.7 of the Disclosure Letter).

                           (b) The Company has delivered to Buyer prior to the
execution of this Agreement true and complete copies of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, in the Company's possession, with respect to the real property.

                           (c) There are no condemnation or appropriation
proceedings pending or, to the best knowledge of the Company, threatened against any of the real property or the improvements.

                           (d) Except as disclosed in Paragraph 3.7 of the
Disclosure Letter, the improvements on any such real property are in good operating condition (ordinary wear and tear excepted).

                           (e) Except as disclosed in Paragraph 3.7 of the
Disclosure Letter, since the Financial Statement Date, there has been no damage, destruction or loss (whether or not covered by insurance), or any condemnation, with respect to the real property.

                           (f) Except as disclosed in Paragraph 3.7 of the
Disclosure Letter, the Company has access to all utilities, including water and sewage, necessary to operate its business in the normal course and there are no unpaid assessments for the installation thereof or charges for making connection thereto that have not been fully paid; and with respect to the real property, all public utilities, including connection and permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, are installed and operating, and all installation and connection charges have been paid in full.

                           (g) All curb cut and street opening licenses, permits
or other approvals required for vehicular access to and from the real property to any adjoining public street have been obtained and paid for and are in full force and effect.

                           (h) There are no outstanding notices of uncorrected
violations of the building, safety, plumbing, electrical, health, zoning or fire ordinances of the city, county, state or municipality in which the real property is located. The zoning and building laws and ordinances of the city, county, state or municipality in which the real property is located are not violated in any material respect by the existing structures.

                           (i) Paragraph 3.7 of the Disclosure Letter contains a
true and correct list of any and all management, service, supply, security, maintenance, or similar contracts with respect to or affecting the real property.

                           (j) No portion of the real property or the
improvements are affected by any special assessments, whether or not a Lien thereon, which has not been paid in full and there are no current installments of such assessments which remain unpaid and no such real property will be assessed for any street paving or curbing heretofore laid or any other public improvements heretofore made. There are no pending, or to the Company's knowledge threatened, assessments or similar charges that affect the real property; and there is no proceeding pending or to the Company's knowledge, threatened for any increase of the assessed valuation of any portion of the real property. No ordinance authorizing improvements, the cost of which might be assessed against Buyer or any real property, is pending or contemplated.

                           (k) Except as disclosed in Paragraph 3.7 of the
Disclosure Letter, the real property is not located within a special flood hazard area as documented in the "Department of Housing and Urban Development, Federal Insurance Administration Special Flood Hazard Area Maps."

         3.8. Company Reports; Financial Statements. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission ( the "SEC") with respect to all periods commencing on or after January 1, 1992 (collectively, the "Company Reports"), all of which, when filed, complied in all material respects with all applicable requirements of the Securities Act of 1933 and the Exchange Act and the rules and regulations thereunder. Accurate and complete copies of the Company Reports heretofore have been made available to Buyer. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of income, of changes in shareholder equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not, individually or in the aggregate, have a Material Adverse Effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein (such balance sheets, income statements and statements of change in financial condition, being referred to herein collectively as the "Financial Statements").

         3.9. Absence of Undisclosed Liabilities. Except as set forth in Paragraph 3.9 of the Disclosure Letter, the Company has no material liabilities or obligations except for (i) those reflected or reserved against (which reserves are adequate) in the Financial Statements, (ii) those incurred, consistent with past business practices, reasonably and in the ordinary course of its business, since the last audited date of the Financial Statements (the "Financial Statement Date") and (iii) those which are specifically disclosed in this Agreement or in the Disclosure Letter. There is no reasonable basis for the assertion against the Company as of the Financial Statement Date of any material liability not reflected or reserved against in the Company's balance sheet as of such date or as disclosed by this Agreement or in the Disclosure Letter.

         3.10.  Certain Tax Matters.

                           (a) For any period ending on the date of or before
the Effective Time, the Company has duly and timely filed or will file all federal, state, and local tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by it or on its behalf and all such Returns are or will be true, correct and complete, true, correct and complete copies of which Returns have been delivered to Buyer prior to the date hereof. The Company has paid in full all Taxes (as hereinafter defined) and any penalties entered with respect thereto, due and payable for any period ending on or before the Effective Time. All Taxes have been paid, withheld, or reserved for or, to the extent that they relate to periods on or prior to the Financial Statement Date, are reflected as a liability on the Financial Statements. For these purposes, "Taxes" means all federal, state, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license lease, service, use, withholding, payroll, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof.

                           (b) The Company's federal income tax liabilities, if
any, have never been audited by the Internal Revenue Service and have been satisfied for all taxable years up to and including the taxable year ended December 31, 1997.

                           (c) There are no Liens for Taxes upon any of the
Company's assets, except Permitted Liens (provided that adequate reserves have been provided therefor and are reflected in the Financial Statements) and no event has occurred which with the passage of time or the giving of notice, or both, could result in a Lien (other than Permitted Liens) for Taxes on any of the Company's assets.

                           (d) Except as set forth in Paragraph 3.10 of the
Disclosure Letter, no deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.

                           (e) No waiver or comparable consent given by the
Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor, is any request for any such waiver or consent pending. Except as set forth in Paragraph 3.10 of the Disclosure Letter hereof (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audit or other administrative proceeding, inquiry or investigation or court proceeding is presently pending or, to the best of the Company's knowledge, contemplated with regard to any Taxes or Returns.

                           (f) The Company has not requested any extension of
time within which to file any Return, which Return has not since been filed.

                           (g) The Company is not a United States real property
holding corporation and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during any period specified in Section 897(c)(1)(A)(ii) of the Code.

                           (h) The Company is not a party to any agreement
providing for the allocation or sharing of Taxes.

                           (i) The Company has not agreed to make, nor is it
required to make, any adjustment under Section 481(a) of the Code for any period ending after the Effective Time by reason of a change in its accounting method or otherwise.

                           (j) None of the assets of the Company is required to
be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                           (k) The Company is not a party to any venture,
partnership, contract or arrangement under which it could be treated as a partner, for federal income tax purposes.

                           (l) The Company has no permanent establishment
located in any tax jurisdiction other than the United States and is not liable for the payment of taxes levied by any such jurisdiction located outside the United States.

                           (m) The Company is not currently and has never been a
member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

                           (n) The Company has not participated in (and shall
not participate in) an international boycott within the meaning of Section 999 of the Code.

         3.11. Litigation; Compliance with Laws. Except as set forth in Paragraph 3.11 of the Disclosure Letter, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental or other investigation pending or, to the Company's knowledge, threatened, against or affecting the Company, whether or not covered by insurance; nor does there exist any failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to the Company, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against the Company which might have a Material Adverse Effect, or have a material adverse effect on Buyer's purchase or ownership of the Shares. The Company has obtained all permits, licenses, zoning variances, approvals, and other authorization (collectively "Permits") necessary for the operation of its business as presently operated. There have been no illegal kickbacks, bribes or political contributions made by the Company.

         3.12. Employee Benefits. Paragraph 3.12 of the Disclosure Letter lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangement maintained by the Company (including health, life insurance and other benefit plans maintained for retirees). Said plans, including but not limited to all plans or programs that constitute "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are sometimes collectively referred to in this section as "Benefit Plans." Access to true and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect has been provided to Buyer. Buyer has also been provided with access to a true and complete copy of the summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan. Except as set forth in Paragraph 3.12 of the Disclosure Letter :

                           (a) Except as set forth in Paragraph 3.12 of the
Disclosure Letter, the Company has no affiliates and has not at any time been a party to or had any obligation under any pension plan or welfare benefit plan that is a "Multiemployer Plan" within the meaning of section 4001(a)(3) of ERISA. With respect to each such Multiemployer Plan identified in said Paragraph 3.12: neither the Company nor any affiliate has incurred any withdrawal liability, failed to make any required contributions when due, or given or received any notice of withdrawal or alleged withdrawal, or of any intention to assert any withdrawal liability; there has been no complete or partial withdrawal; there has been no material change in contribution or contribution base units; and, if there were any complete or partial withdrawal by the Company or any affiliate, as of the date of the Effective Time, there would be no liability or obligation imposed on or incurred by the Company or any affiliate. Paragraph 3.12 of the Disclosure Letter sets forth, with respect to each multi-employer plan, for the 1997 plan year, the amount of any payment made and the amount of any payment to be made or which is due; the number of contribution base units for which the Company has an obligation to contribute; and any conditions to such contribution.

                           (b) Each Benefit Plan that provides medical benefits
has been operated in compliance with all requirements of sections 601 through 608 of ERISA and either (i) sections 162(i)(2) and (k) of the Internal Revenue Code of 1986 as amended (the "Code") and regulations thereunder (prior to 1989) or (ii) section 4980B of the Code and regulations thereunder (after 1988), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

                           (c) Paragraph 3.12 of the Disclosure Letter
discloses, and separately indicates, each plan, fund or program maintained by the Company that provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits. A copy of any written description of post-retirement welfare benefits that has been provided to employees has been furnished to Buyer. A copy of each plan document, insurance contract or other written instrument providing for post-retirement welfare benefits has been provided to Buyer, together with a description of any advance funding arrangement that has been established to fund post-retirement welfare benefits.

                           (d) All contributions to, and payment from the
Benefit Plan which may have been required to be made in accordance with the Benefit Plans and, when applicable, section 302 of

ERISA or section 412 of the Code, have been timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to form a trust qualified under section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made are properly accrued and reflected on the Financial Statements or are disclosed on Paragraph 3.12 of the Disclosure Letter. Except as disclosed on Paragraph 3.12 of the Disclosure Letter, the Company has funded or will fund each Benefit Plan in accordance with its terms through the Effective Time, including the payment of applicable premiums on any insurance contract funding a Benefit Plan for coverage provided through the Effective Time. Neither Company nor any affiliate has sponsored, maintained or contributed to any defined benefit pension plan.

                           (e) Except for amendments to the written documents
governing the ESOP to comply with the requirements of the Uniformed Services Employment and Reemployment Rights Act ("USERRA") and Small Business Job Protection Act ("SBJPA"), each Benefit Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, including but not limited to the satisfaction of all applicable reporting and disclosure requirements under ERISA and the Code. The Company has filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 or 5500C and 5500R, as applicable, for each Benefit Plan for all years and periods for which such reports were required. Each of the Benefits Plans has been administered at all times, and in all material respects, in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision.

                           (f) No "prohibited transaction," as defined in
section 406 of ERISA and section 4975 of the Code, has occurred in respect of any Benefit Plan which could give rise to any material liability or tax under ERISA or the Code on the part of the Company, and no civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or is threatened in writing or orally against any fiduciary of any such plan.

                           (g) Except as disclosed in Paragraph 3.12 of the
Disclosure Letter, all of the Benefit Plans which are pension benefit plans have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code, as amended through December 31, 1984; and no determination letter with respect to any Benefit Plan has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor to the knowledge of the Company has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any request which would adversely affect its qualification or materially increase its cost and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with section 401(a)(29) of the Code.

                           (h) There have been no statements or communications
made or materials provided to any employee or former employee of the Company by any person (including any affiliate or any employee, officer or director of any affiliate) which provide for or could be construed as a contract or promise by the Company or any affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under Benefit Plans set forth in Paragraph 3.12 of the Disclosure Letter or otherwise disclosed in Paragraph 3.12 of the Disclosure Letter, nor under the form of employment contracts.

         3.13. Insurance. All inventories, machinery, equipment, buildings, improvements, and other tangible assets owned or leased by the Company are, and between the date hereof and the Effective Time will be, insured against fire and casualty under the policies and in the amounts and types of coverage set forth in Paragraph 3.13 of the Disclosure Letter and such policies are, and between the date hereof and the Effective Time will be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. Paragraph 3.13 of the Disclosure Letter is a true and correct Schedule of all policies of fire, liability, and other forms of insurance, excluding the Benefit Plans listed in Paragraph 3.12 of the Disclosure Letter, pursuant to which the Company or any of its assets are insured (whether or not held by the Company) or with respect to which the Company directly or indirectly pays all or part of the premium.

         3.14. Proprietary Rights. The Company owns, possesses, or lawfully uses all patents, patent applications, trademarks, trade applications, service marks, trade names, franchises, permits, copyrights, and similar intangible rights used in its business (collectively, the "Patents and Trademarks"), each of which is listed in Paragraph 3.14 of the Disclosure Letter, and those Patents and Trademarks designated on Paragraph 3.14 of the Disclosure Letter are owned exclusively by the Company, are valid and enforceable, and none infringe (nor has any claim been made that there is any such infringement) the patents, trademarks, service marks, trade names, copyrights or similar intangible rights of others. Such franchises, licenses, permits, easements, rights and other authorizations will not be adversely affected by the transaction contemplated by this Agreement. The Company does not know of any claim or reasonable basis for any claim that the Company is or may be infringing on or otherwise acting adversely to the rights of any person under or in respect, of any patent, trademark, service mark, trade name, copyright, license, franchise, permit, or other intangible right. Except as set forth in Paragraph 3.14 of the Disclosure Letter, the Company is not obligated or under any liability whatever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, copyright, or other intangible asset with respect to the use thereof, in connection with the conduct of its business, or otherwise.

         3.15. Labor Disputes. Except as set forth in Paragraph 3.15 of the Disclosure Letter, the Company is not a party to any contract or other agreement with any labor union and the Company is not experiencing or the subject of or threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees.

         3.16. Contracts. Listed in Paragraph 3.16 of the Disclosure Letter are all contracts to which the Company is a party ("Contracts") and which fall into the following categories:

                  3.16.1. Contracts, separately or in aggregate, with any third party, involving an amount in excess of $10,000;

                  3.16.2.  Contracts for the purchase of goods from the Company;

                  3.16.3. Contracts for the purchase by the Company of materials and supplies; or

                  3.16.4. Contracts with distributors, dealers, manufacturer's representatives, sales agencies, other commissioned sales representatives of the Company, or any advertising Contracts.

All such Contracts in the above categories have been made in the ordinary course of business. Except for the Contracts listed in Paragraph 3.16 of the Disclosure Letter, the Company is not party to (a) any Contract not made in the ordinary course of business; (b) any Contract that cannot be terminated within 10 days after giving notice of termination without resulting in any material cost or penalty to the Company; or (c) any (i) Contract with any labor union, (ii) Contract for the employment of any officer or individual employee, (iii) profit sharing, bonus, commission, stock option, pension, vacation pay, employee's insurance, retirement plan or agreement, or other welfare plans or agreements,
(iv) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a lien on its assets, (v) lease or agreement under which it is lessee of or holds or operates any material property, real or personal, owned by any other party, (vi) agreement containing any provision or covenant prohibiting or limiting the ability of the Company or Buyer to operate the Business in the manner currently operated by the Company or, (vii) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any material property, real or personal, owned by it. The Company has delivered to Buyer prior to the execution of this Agreement, true and complete copies of such Contracts. The Company and each other party to any of the aforesaid agreements has in all material respects performed all the material obligations required to be performed by it to date and is not in default under any such Contract. All Contracts are legal, valid and binding and in full force and effect, and, to the best knowledge of the Company, no other party thereto is in default thereunder. The Company is not a party to any Contracts, including agreements not to compete, which could restrict or prohibit Buyer's operations or Buyer's ability to expand its business in any manner. The consummation of the transactions contemplated hereby will not affect the validity or enforceability of any of the Contracts, will not constitute a default under any of the Contracts and will not give rise to any right to terminate such Contracts under any provisions thereof. The Company will take such steps as may be necessary or proper to renew or revalidate any such Contracts and Permits, which may become void, expired, terminated, canceled, or withdrawn between the date hereof and the Effective Time.

         3.17. Minute Books. The minute books of the Company, as previously made available to Buyer and its representatives (and as updated to reflect all matters and transactions involving the Company, other than this Agreement and the transactions contemplated hereby), contain, in all material respects, accurate and complete records of all meetings of and corporate actions or written consents by the shareholders and Boards of Directors of the Company through the date hereof. The Company has previously delivered to Buyer an accurate and complete copy of resolutions of the Company's board of directors approving this Agreement, the Merger and the transactions contemplated hereby, and submitting this Agreement, the Merger and the transactions contemplated hereby to the shareholders of the Company, along with their recommendation that the shareholders of the Company approve the Merger.

         3.18. Product Liability Claims. The Company has delivered to Buyer a narrative of unresolved incidents, events and claims under all policies of product liability insurance relating to the Company. The Company is an insured under all policies of insurance relating to product liability listed in Paragraph 3.18 of the Disclosure Letter for and against covered claims for product liability based on events occurring prior to the Effective Time, which insurance coverage will continue in effect after the Effective Time. The above-described coverage is adequate considering the Company's claims history and the industry taken as a whole.

         3.19. Fairness Opinion. Valuation & Financial Strategies LLC ("VFS") has delivered to the Board of Directors of the Company, and not withdrawn or modified in any material respect, its opinion that the Merger Consideration is fair to the holders of Common Stock from a financial point of view, subject to the qualifications and assumptions set forth in such opinion.

         3.20. Bank Accounts. Paragraph 3.20 of the Disclosure Letter hereto lists the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

         3.21. No Changes. Since the Financial Statement Date, and except as disclosed in Paragraph 3.21 of the Disclosure Letter, there has not been:

                  3.21.1. Any materially adverse change in the financial or other condition, assets, liabilities or business of the Company;

                  3.21.2. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may adversely affect the business, prospects or any property of the Company;

                  3.21.3. Any strike, lockout, labor trouble or any event or condition of similar character adversely affecting the business or prospects of the Company;

                  3.21.4. Any declaration, setting aside or payment of any dividend or other distribution in respect of any of the Company's shares of stock, or any direct or indirect redemption, purchase or other acquisition of any such shares (except as may be required under the terms of the ESOP); or

                  3.21.5. Any increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents, or any known payment or arrangement made to or with any thereof, other than salary reviews and increases taking effect between January 1, 1998 and April 30, 1998, all of which were consistent with the Company's past practices.

                  3.21.6. Any change by the Company in accounting principles, practices or methods;

                  3.21.7. Any split, combination, reclassification, redemption, purchase or other acquisition of any capital stock or other securities of the Company; or any grant, or modification of any provision of any outstanding Stock Right.

         3.22. Compensation Arrangements. The Company has delivered to Buyer a correct list showing the names (except for persons specifically excluded from such list as stated thereon) and the employment commencement date of all officers, employees and independent contractors performing services for the Company in connection with its business and the rate of hourly, monthly or annual compensation (as the case may be). Buyer has been provided access to records reflecting amounts paid or to be paid to each such person in 1995, 1996 and 1997, any accrued sick leave or vacation and any bonus or similar arrangement with any of them. Except as set forth in Paragraph 3.22 of the Disclosure Letter, with respect to each employment, consulting, or independent contractor agreement or arrangement between the Company and any other person;
(i) the Company is not obligated to pay any severance pay; (ii) no payments under such agreement would be "parachute payments", within the meaning of section 280G of the Code; (iii) no person is entitled to retiree health benefits that have not been reflected on the Company's financial statements; (iv) no person is entitled to any deferred compensation except for any benefit under a tax-qualified retirement plan under Section 401(a) of the Code; and (v) there is no other liability for any post-employment compensation or benefits. There are no unresolved claims or disputes with respect to any person's compensation or benefits, whether or not already paid.

         3.23. Copies of Articles and Bylaws. The Company's Certificate of Incorporation (certified by the Secretary of State of the jurisdiction of incorporation) and Bylaws (certified by the Secretary of the Company) to which Buyer has been provided copies, are correct and remain in effect on the date of this Agreement. There are no other material books and records of Company to which Buyer has not been provided access.

         3.24. Condition of Tangible Assets. Except as set forth in Paragraph
3.24 of the Disclosure Letter, all of the assets of the Company, including the real property, are in good operating condition as necessary for the operation of the business of the Company, and the operation and use of such property in the Company's business conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

         3.25. Accounts Receivable. Except to the extent of the reserve for bad debts shown on the consolidated balance sheet of the Company as of the Financial Statement Date, all of the accounts receivable of the Company constitute valid receivables, have been incurred in the ordinary course of business, are fully collectible in the stated amount, subject to the term of payment as shall have been agreed upon between Company and each customer and as have been disclosed by the Company to Buyer (which terms are in no case greater than 30 days), and are not subject to any set-off or counterclaim. No part of such accounts receivable is contingent upon performance by the Company of any obligation and no agreements for deductions or discounts have been made with respect to any part of such receivables.

         3.26. Hazardous Substances. Except as listed in Paragraph 3.26 of the Disclosure Letter: (i) none of the assets of the Company has been used for the manufacture, storage, transportation, deposit, disposal, treatment, handling, production, processing or recycling of toxic, dangerous or hazardous substances nor is there any tank or facility for the storage of hazardous substances located on or in the assets of the Company; (ii) there are no asbestos materials on or in the assets of the Company creating, or likely to create, a hazardous condition; (iii) there is not now nor has there been any activity on or in the assets of the Company which would subject the Company or the Surviving Corporation to liens, damages, penalties, injunctive relief or cleanup costs under any federal, state or local law, or under any civil action respecting hazardous substances; (iv) the Company has complied with each, and is not in violation of any, federal, state or local law, statute, regulation, permit, provision or ordinance, relating to the generation, handling, storage, transportation, treatment or disposal of hazardous substances (the "Environmental Laws"); and (v) the Company has obtained and complied with all necessary permits and other approvals, including interim status under the Reserve Conservation and Recovery Act, as amended ("RCRA"), necessary to store, treat, dispose of and otherwise handle hazardous wastes and hazardous substances. No portion of the assets of the Company constitutes any of the following "environmentally sensitive areas": (1) a wetland or other "water of the United States" for purposes of Section 404 of the Federal Clean Water Act, 33 U.S.C. ss.1344, or any similar area regulated under any state law; (2) a 100-year floodplain; or (3) a portion of the coastal zone for purposes of the federal Coastal Zone Management Act, 16 U.S.C. ss.ss.1451-1464. The assets of the Company are free from the presence of unacceptable levels of radon gas or the presence of the radioactive decay products of radon. A "hazardous substance" shall mean that term as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601, et seq., as amended, and dangerous, regulated toxic or hazardous substances, including without limitation, petroleum products, or similar terms under any other applicable state, federal or local law and any regulations thereunder.

         3.27. Inventory. Except as set forth in Paragraph 3.27 of the Disclosure Letter, all items of inventory are of a quality usable or salable in the ordinary course of business within one (1) year from the date hereof. The value at which the inventory is carried on the books and records of the Company reflects the normal inventory valuation policy utilized by Company and is in accordance with generally accepted accounting principles, consistently applied, and is stated at the lower of cost or market. The Company does not hold any items of inventory on consignment or have title to any items of inventory in the possession of others.

         3.28. Relationship With Customers and Suppliers. Paragraph 3.28 of the Disclosure Letter contains an accurate list of the Company's ten (10) largest customers by dollar volume. None of such customers has given the Company notice terminating, canceling or threatening to terminate or cancel any contract or relationship with the Company and The Company is not aware of any material deterioration of any such relationship. None of the Company's suppliers for the past two fiscal years has given the Company notice terminating, canceling or threatening to terminate or cancel any contract or relationship with the Company and The Company is not aware of any material deterioration of any such relationship.

         3.29. Transactions with Affiliates. No employee or affiliate of the Company, nor any officer or director of the Company or any affiliate thereof,
(i) owns or has a material interest in any asset used by the Company in the operation of the business of the Company, (ii) has any direct or indirect interest of any nature whatsoever in any person which markets or provides the same type of services as those which Buyer will provide by purchasing the business of the Company, (iii) provides or causes to be provided any assets, services or facilities used or held for use in connection with the business of the Company.

         3.30. Capital Expenditures. Except as set forth in Paragraph 3.30 of the Disclosure Letter, no capital expenditures are required in connection with the business of the Company or the assets owned by the Company in order for the Company to operate the business of the Company in the manner in which it is currently being operated.

         3.31. Discontinued Operations. Except as set forth in Paragraph 3.31 of the Disclosure Letter, the Company has terminated and disposed of all facilities and/or operations formerly owned and/or conducted in any foreign country, including without limitation Mexico and Canada (the "Former Foreign Operations") and currently conducts its operations solely at and from its facilities in Avon, Connecticut. The Company terminated the Former Foreign Operations in compliance with all applicable foreign laws, statutes, rules and regulations, obtained in connection therewith all required approvals, permits and authorities, and does not have any unsatisfied liability or obligation of any nature in connection with any such Former Foreign Operations.

         3.32. Veracity of Statements. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate, Schedule or other instrument furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact.


                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BUYER AND CRAMER

                  Buyer and Cramer, jointly and severally, hereby represent and warrant to the Company as follows:

         4.1. Power and Authority. Each of Buyer and Cramer has full power and authority to enter into this Agreement and the Collateral Documents to which each is a party and to perform all of each's covenants and undertakings herein and therein set forth; the execution and delivery of this Agreement and the Collateral Documents to which Buyer and/or Cramer is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and Cramer; and each of this Agreement and the Collateral Documents to which Buyer and/or Cramer is a party is a valid and binding obligation of Buyer and/or Cramer, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

         4.2. Conflict With Authority, Bylaws, etc. Neither the execution and delivery of this Agreement and the Collateral Documents to which Buyer and/or Cramer is a party, nor the consummation of the transactions contemplated hereby and thereby in the manner herein provided will violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of the Articles or Certificate of Incorporation or Bylaws of Buyer or Cramer, any lease, license, permit, authorization, or approval applicable to Buyer or Cramer; or violate any provision of law, rule, regulation, order, or permit to which Buyer or Cramer is subject.

         4.3. Acquisition of Shares for Investment. Buyer will be acquiring ownership of the Company for investment for its own account and not with a view to the resale or distribution of any Company securities in violation of any federal or state securities laws.

         4.4. Governmental Filings; No Violations. Other than Regulatory Filings, no notices, reports or other filings are required to be made by Buyer or Cramer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer or Cramer from, any governmental and regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement and Collateral Documents by Buyer and Cramer and the consummation of the transactions contemplated hereby by Buyer and Cramer.

         4.5. Brokers and Finders. Neither Buyer nor Cramer, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

         4.6. Proxy Statement. None of the information supplied in writing by Buyer or any subsidiary of Buyer specifically for inclusion in the Proxy Statement (as defined in Section 5.3), including all amendments and supplements thereto, shall, in the case of the Proxy Statement, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the meeting of shareholders to vote on the matters covered thereby, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.


                                    ARTICLE 5

                   ACTIVITIES PRIOR TO CLOSING BY THE COMPANY

         5.1. Operation of Business. Prior to the Effective Time, the Company shall conduct its business only in the ordinary course and in connection therewith and, to the extent consistent therewith, the Company shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates. Except as set forth in Paragraph 5.1 of the Disclosure Letter, the Company shall:

                           5.1.1. Organizational Documents. Not amend its
Certificate of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law;

                           5.1.2. Corporate Name. Not change its corporate name
or permit the use thereof by any other person or entity;

                           5.1.3. Compensation, Bonuses. Not pay or agree to pay
to any employee, officer, or director of the Company, without the consent of Buyer, compensation that is in excess of the current compensation level of such employee, officer, or director;

                           5.1.4. Management. Not make any changes in the
Company's management without the consent of Buyer;

                           5.1.5. Mergers, Etc. Not merge or consolidate the
Company with any other corporation or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity except pursuant to Section 5.2;

                           5.1.6. Disposition of Assets. Not sell, transfer, or
otherwise dispose of any assets of the Company without the prior written consent of Buyer, except in the ordinary course of business or pursuant to Sections 5.2 and 5.10;

                           5.1.7. Indebtedness. Not create, incur, assume, or
guarantee any indebtedness for money borrowed arising out of or in connection with the Company's business except in the ordinary course of business; create or suffer to exist any Lien on any of the Company's assets, except those in existence on the date hereof; or increase the amount of any indebtedness outstanding under any loan agreement, mortgage, or other borrowing arrangement in existence on the date hereof arising out of or in connection with the Company's business;

                           5.1.8. Payables. Pay when due, in accordance with
past practices, all of its accounts payable and trade obligations;

                           5.1.9. Inventory. Maintain reasonable levels of
inventory in accordance with past practice;

                           5.1.10. Maintenance of Assets. Maintain its
facilities, assets, and properties in good operating repair, order, and condition, reasonable wear and tear excepted, and notify Buyer immediately upon any loss of, damage to, or destruction of any of the Company's assets;

                           5.1.11. Insurance. Maintain in full force and effect
insurance coverage of the types and in the amounts set forth in Paragraphs 3.13 and 3.18 of the Disclosure Letter and apply the proceeds received under any insurance policy or as a result of any loss or destruction of or damage to any of the Company's assets to the repair or replacement of such assets;

                           5.1.12. Contracts and Permits. Maintain in full force
and effect all Contracts and Permits necessary for or related to the operation of the Company's business in all material respects and in all places as such business is now conducted and renew or revalidate any Permits which may become void, expired, terminated, canceled or withdrawn between the date hereof and the Effective Time;

                           5.1.13. Litigation, etc. Promptly advise Buyer in
writing of the commencement of, and of any known threat to commence any, suit, claim, action, arbitration, legal or administrative proceeding, governmental investigation, or tax audit against it; and

                           5.1.14. Dividends or Other Distributions. Not
declare, set aside or pay any dividend or other distribution in respect of its shares of capital stock, or redeem, purchase or otherwise acquire any such shares of capital stock, except for repurchases of securities from former participants of the ESOP and to comply with the diversification exclusions under the applicable provisions of the ESOP and the Code; and

                           5.1.15. Capital Stock. Not issue sell, pledge,
dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or split, combine or reclassify the outstanding Share.

         5.2. Acquisition Proposals. Neither the Company nor any of its officers and directors shall, and the Company will cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) not to, directly or indirectly, encourage, initiate or solicit any inquiries or the making of any proposal with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest in, the Company (an "Acquisition Proposal") or, except to the extent required for the discharge by the Board of Directors of its fiduciary duties as advised by counsel in writing, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise assist or facilitate any effort or attempt by any person or entity (other than Buyer, or their officers, directors, representatives, agents, affiliates or associates) to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will notify Buyer promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with, the Company, such notice to include the material terms communicated to the Company.

         5.3. Meetings of the Company's Shareholders. If required to consummate the Merger, the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law as advised by counsel in writing, the Board of Directors of the

Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. The Company hereby represents, warrants and covenants that the proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Buyer and Cramer furnished to the Company by Buyer specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Buyer and its counsel.

         5.4.  Filings; Other Action.

                           (a) Subject to the terms and conditions herein
provided, the Company and Buyer shall: (a) promptly make their respective filings and thereafter make any other required submissions under any Regulatory Filings with respect to the Merger; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

                           (b) Unless an exemption shall be expressly applicable
to the Company, or unless Buyer agree otherwise in writing, the Company will file with the SEC all reports required to be filed by it pursuant to the rules and regulations of the SEC. Such reports and other information shall comply in all material respects with all of the requirements of the SEC rules and regulations and, when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer and its counsel, shall be given an opportunity to review such filings prior to their being filed with the SEC.

                           (c) Prior to Closing, the Company agrees to deliver
to Buyer the financial statements of the Company which are required to be filed by Buyer pursuant to Item 3-05 of Regulation S-X promulgated under the Exchange Act. Such financial statements shall be accompanied by an unqualified opinion of the Company's auditors, together with a consent of such auditors complying in with Rule 436 under the Securities Act of 1933 permitting Buyer to file such opinion with Buyer's Form 8-K under the Exchange Act.

         5.5. Access to Information. As promptly as practical after the end of each calendar month, the Company will deliver to Buyer a copy of The Company's balance sheet and income and loss statements for each calendar month (the "Monthly Statements"). Prior to the Effective Time, The Company will cooperate fully with Buyer and shall provide Buyer and its accountants, counsel, and other representatives, during normal business hours, full access to the books, records, equipment, real estate, contracts, and other assets of the Company, and full opportunity to discuss the Company's business, affairs, and assets with its officers, employees, customers, suppliers and independent accountants, and furnish to Buyer and its representatives copies of such documents, records, and information with respect to the affairs of the Company as Buyer or its representatives may reasonably request. In addition to the foregoing right of access and information, Buyer may designate on-site observers of the business and operations of the Company, which observers shall be permitted such access to the Company's business and operations as Buyer may reasonably request and shall be fully informed by it concerning all of its assets, operation, and business affairs at such observer's reasonable request for due diligence purposes.

         5.6. Best Efforts. Subject to the other provisions of this Agreement, The Company will use its best efforts to cause the conditions listed in Section
7.1 hereof to be satisfied on the Effective Time.

         5.7. Benefit Plans. Between the date hereof and the Effective Time, the Company shall maintain in full force and effect the Benefit Plans as they pertain to the Company's employees or former employees and, in connection therewith, except as set forth in Paragraph 5.7 of the Disclosure Letter:

                           5.7.1. Plan Changes. Except as may be required by law
or as may be necessary to continue the qualified status under Section 401 of the Code or as required by Section 5.10 hereof, the Company shall not adopt, terminate, amend, extend, or otherwise change any Benefit Plan without the prior written consent of Buyer, and the Company shall give Buyer prior written notice of the Company's intention to take any such action required by law or necessary to continue the qualified status of any Benefit Plans as they pertain to the Company's employees or its former employees; and

                           5.7.2. Contributions and Payments. The Company shall
not make, cause to be made, or agree to make any contribution, award, or payment under any Benefit Plans as they pertain to the Company's employees or former employees, except at the time and to the extent required by the written terms thereof, or as required under Section 5.10 hereof, without the prior written consent of Buyer.

         5.8. Notice of Change. The Company will promptly notify Buyer of the existence or happening of any fact, event or occurrence prior to the Effective Time and of which the Company or any of the Company's employees, officers, directors, stockholders, or other representatives has knowledge which may alter the accuracy of completeness of any representation or warranty contained in
Article 3 of this Agreement.

         5.9. Publicity. The initial press release relating to the transactions contemplated hereby shall be a joint press release and thereafter the Company and Buyer shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency. The parties hereto shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by law.

         5.10.  Rhodes ESOP.

                  (a) The Company maintains the M.H. Rhodes Company, Inc. Employee Stock Ownership Plan ("the ESOP"). The ESOP owns 93,155 Shares (the "ESOP Shares"). As of December 31, 1997, 83,916.53 of the ESOP Shares have been allocated to ESOP participants' accounts. The balance of the ESOP Shares are unallocated and held in the Unallocated Stock Account (as defined in the ESOP). At the Effective Time, the ESOP Shares shall be converted into the right to receive cash, as further set forth in Section 2.1(a).

                  (b) Prior to the Effective Time, the Company and the Trustee of the Trust (the "ESOT") established under the ESOP will execute an Amended and Restated Replacement Promissory Note dated as of January 1, 1998 (the "Replacement ESOT Note") reducing the principal balance of the Promissory Note dated December 19, 1985 (the "1985 ESOT Note") from the ESOT to the Company to $188,000 and changing the maturity date of the 1985 ESOT Note to December 31, 1998. Prior to the Effective Time, the Company shall continue to pay (or accrue) contributions to the ESOT to enable the ESOT to make the required monthly payments under the Replacement Promissory Note. If not sooner paid, immediately preceding the Effective Time, the Company shall contribute to the ESOP for the 1997 and/or 1998 plan years an amount sufficient to enable the ESOT to pay the outstanding balance on the Replacement ESOT Note in full if, but only if, Buyer and the Company conclude that such contribution (the "Tentative Contribution") will be fully tax deductible under Section 404 of the Code for the year or years with respect to which such contribution is made, and that the allocation of such contribution to ESOP participants' accounts will not violate the limitations of
Section 415 of the Code for such year or years. If the Tentative Contribution can be and is made without violating such limitations, the Company will terminate the ESOP as of the Effective Time. If the Tentative Contribution can not be made without violating one or both of such limitations, the ESOP shall not be terminated and shall remain in effect after the Effective Time. In that event, Buyer shall thereafter make such contributions to the ESOT in the maximum amount permitted by law as shall allow Buyer to cause the ESOP to be terminated as soon following the Effective Time as is permissible under the terms of the ESOP Loan and practicable without violating the limits of Sections 404 and 415.


                                    ARTICLE 6

                      ACTIVITIES PRIOR TO CLOSING BY BUYER

         6.1. Best Efforts. Subject to the other conditions of this Agreement, Buyer will use its best efforts to cause the conditions listed in Section 7.2 hereof to be satisfied on the Effective Time.

         6.2. Access to Information. Buyer shall provide The Company with information concerning Buyer's financing arrangements as well as other information reasonably requested by The Company regarding Buyer's ability to consummate the transactions contemplated herein, as may be. The Company shall not disclose any such information to any other person or entity without the prior written consent of Buyer.

         6.3. Confidentiality. Except as otherwise required by law, or as may be necessary or appropriate to enforce Buyer's rights hereunder, Buyer shall retain in confidence, and shall cause its advisors to retain in confidence, all information obtained by it pursuant to investigations made by Buyer or its advisors pursuant to Section 5.5 hereof (the "Confidential Information"). The parties agree that the Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Buyer or its advisors, (ii) was or becomes available to Buyer or its advisors on a non-confidential basis from a source other than the Company or the Company's representatives, provided that such source is not bound by a confidentiality agreement or (iii) was, or in the future is, developed independently by Buyer or its advisors without reference to the information furnished by the Company or the Company's representatives. The parties understand and agree that all of the Confidential Information supplied to Buyer or its advisors is provided on the understanding that such Confidential Information remains the property of the Company and that all copies and originals will be returned to the Company promptly upon its request after termination of this Agreement pursuant to Article 14 hereof. This Section 6.3 shall terminate upon consummation of the transaction contemplated hereby.

         6.4. Purchase or Sale of Shares. Neither Buyer nor Cramer or any affiliate of either thereof shall make any open market purchase or sale of Shares or privately negotiate a purchase or sale of Shares, or, except as contemplated by this Agreement, otherwise in any manner agree or make any proposal to acquire or dispose of, directly or indirectly, any Shares.


                                    ARTICLE 7

                         CONDITIONS PRECEDENT TO CLOSING

         7.1. Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transaction contemplated under this Agreement on the Effective Time shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Effective Time:

                  7.1.1. Representations and Warranties; Compliance with Agreement. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, the Company shall have performed all covenants and agreements to be performed by them under this Agreement on or prior to the Effective Time and the Company shall have delivered to the Buyer a certificate to such effect, dated the Effective Time, which certificate shall be in form and substance satisfactory to Buyer and its counsel, it being agreed that inaccuracies in or omissions from any representation or warranty of the Company (including any such inaccuracies or omissions resulting from matters occurring or discovered between the execution of this Agreement and the Effective Time), excluding the representations and warranties contained in Section 3.26 hereof, shall be deemed to be material only if such inaccuracies and omissions, in aggregate, have resulted in or are reasonably likely to result in loss, damage, liability and related expense of defense and remedy to the Company of more than $50,000;

                  7.1.2. Opinion of Counsel for the Company. Messrs. Pepe & Hazard LLP, counsel for the Company, shall have delivered to Buyer their favorable opinion, dated as of the Effective Time and in the form set forth in Exhibit C;

                  7.1.3. Litigation Affecting Closing. At the Effective Time, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

                  7.1.4. Required Consents and Regulatory Approvals. The parties (other than the Company) to any other contract, commitment or agreement to which the Company is a party, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of the Company, and any governmental body or regulatory agency having jurisdiction over Buyer or the Company, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transaction contemplated hereby in the manner herein provided, shall have granted such consent or approval, which shall include all Consents.

                  7.1.5. No Material Damage to Business. The assets, properties and business of the Company shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God; and

                  7.1.6. Approval of Buyer; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by Buyer, in the exercise of its reasonable judgment, and Buyer or its counsel shall have been furnished with certified copies, satisfactory in form and substance to Buyer in the exercise of its reasonable judgment, of all such corporate records of the Company, and of the proceedings of such persons authorizing the execution, delivery and performance of this Agreement as Buyer shall reasonably require.

                  7.1.7. Shareholder Approval. This Agreement shall have been duly approved by the holders of 60% of the outstanding Shares in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

                  7.1.8. Dissenter's Rights. Dissenting Shareholders shall hold not more than seven and one-half percent (7.5%) of the Shares.

                  7.1.9.  Environmental Issues.

                           (a) The expenses reasonably anticipated to remediate
the environmental matters identified on Schedule 3.26 and any other matters relating to Environmental Laws or Hazardous Substances, including any required filings with federal or state agencies (including the Connecticut Transfer Act, CHWETA Form III Filing and any investigation measures required in support thereof) in respect of which the Company and/or the Surviving Corporation may be liable shall not exceed $325,000.

                           (b) The parties agree and acknowledge that under the
Connecticut Hazardous Waste Establishment Transfer Act, Conn. Gen. Stat. ss.ss.22a-134 et seq. ("CHWETA") the CHWETA Form III filing must be signed by a "certifying party" prior to closing, and filed with the Connecticut Department of Environmental Protection within ten days of the closing and that the Surviving Corporation shall be the CHWETA "certifying party."

                  7.1.10.  Employment Agreement.

                  The Company's existing employment agreement with Joseph L. Morelli ("Morelli") shall have been terminated without for the liability to the Company and the Surviving Corporation shall have entered into a new employment agreement with Morelli in the form hereto attached as Exhibit D.


         7.2. Conditions to Obligation of the Company to Close. The obligation of the Company to consummate the Merger at the Effective Time shall be subject to the satisfaction of the following conditions on or prior to the Effective
Time:

                  7.2.1. Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, Buyer and Cramer shall have performed all covenants and agreements to be performed by each of them under this Agreement on or prior to the Effective Time, and Buyer shall have delivered to the Company a certificate to such effect, dated the Effective Time, which certificate shall be in form and substance satisfactory to the Company and its counsel;

                  7.2.2. Opinion of Counsel of Buyer. Messrs. Pepper Hamilton LLP, counsel for Buyer, shall have delivered to the Company their opinion, dated as of the Effective Time and in the form set forth in Exhibit E;

                  7.2.3. Litigation Affecting Closing. On the Effective Time, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened; and

                  7.2.4. Approval of the Company; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Effective Time by the Company, in the exercise of its reasonable judgment, and the Company shall have been furnished with certified copies, satisfactory in form and substance to the Company in the exercise of its reasonable judgment, of all such records of Buyer and Cramer and of the proceedings of Buyer and Cramer authorizing the execution, delivery and performance of this Agreement as the Company shall reasonably require.

                  7.2.5. Shareholder Approval. This Agreement shall have been duly approved by the holders of 60% of the outstanding Shares, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

                  7.2.6. 401K Plan. Buyer shall have caused a 401K Plan to be established for or to be extended to the Surviving Corporation employees to be effective as of the Closing.


                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1.  Officers and Directors Indemnification.

                  8.1.1. The Company and Cramer agree, and Buyer shall cause the Surviving Corporation to agree that all rights to indemnification and advancement of expenses by the Company now existing in favor of each present and former director and officer of the Company and each fiduciary under the Company's ESOP and other Benefit Plans (acting in their capacities as directors and/or officers of the Company, and/or as such fiduciaries, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or Bylaws, the ESOP and other Benefit Plans as in effect on the date hereof with respect to matters occurring at or prior to the Effective Time, shall, upon consummation of the Merger, continue in full force and effect at all times prior to the Effective Time and shall survive the Merger and shall continue in full force and effect until the earlier of (A) their current expiration date and (B) the date which is six (6) years from the Effective Time; provided, however, in the event any claim or claims are asserted or threatened within such period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                  8.1.2. Any Indemnified Party wishing to claim indemnification under this Section 8.1, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation fails to assume such defense or counsel for the Surviving Corporation advises that there are issues which raise conflicts of interest between the Surviving Corporation, on the one hand, and the Indemnified Parties, on the other hand, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation and shall pay all reasonable fees and expenses of one such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Purchaser need only pay for separate counsel to the extent necessary to resolve such conflict, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effectuated without its prior written consent.

                  8.1.3. Notwithstanding anything contained in paragraph (b) of this Section 8.1, the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party (w) if the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (provided, however, that if such indemnification is limited by any law, such indemnification obligation shall continue to the maximum extent permitted under such laws, or (x) the conduct of the Indemnified Party relating to the matter for which indemnification is sought involved bad faith or willful misconduct, or
(y) with respect to actions taken by any such Indemnified Party in its individual capacity rather than in his capacity as an officer, director or fiduciary including, without limitations, with respect to any matters relating, directly or indirectly to the purchase, sale or trading of securities issued by the Company, or (z) if such Indemnified Party shall have breached its obligation to cooperate with the Surviving Corporation in the defense of any claim in respect of which indemnification is sought. Each Indemnified Party's entitlement to the indemnification provisions contained in this Section 8.1 shall be contingent on such Indemnified Party acknowledging and agreeing in writing to cooperate in the defense of any such claims in respect of which indemnification is sought from the Surviving Corporation.


                                    ARTICLE 9

                                   TERMINATION

         9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares:

                  9.1.1. Termination by Mutual Consent. By the mutual consent of Buyer and the Company by action of their respective Boards of Directors.

                  9.1.2. Prior to Effective Time. By the Company or Buyer if the other shall have (a) materially misstated any representation or been in material breach of any warranty contained herein or (b) been in material breach of any covenant, undertaking or restriction contained herein and such misstatement or breach has not been cured by the earlier of (i) thirty (30) days after the giving of


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



notice to such party of such misstatement or breach or (ii) the Effective Time, and in any event such other party shall not be in breach of such other party's obligations hereunder;

                  9.1.3. By Buyer. Provided that the Buyer is not in material default hereunder, by Buyer if all of the conditions precedent set forth in
Section 7.1 hereof have not been met prior to July 31, 1998;

                  9.1.4. By the Company. Provided that the Company is not in material default hereunder, by the Company if all of the conditions precedent set forth in Section 7.2 hereof have not been met prior to July 31, 1998; or

                  9.1.5. By Either Party. Provided that such party is not in material default hereunder, by either party if the Closing does not occur on or before July 31, 1998.

                  9.1.6. Withdrawal of Recommendation. By Buyer, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Buyer or Cramer its approval or recommendation of this Agreement or the Merger, or the Board of Directors of the Company, upon request by Buyer, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing.

                  9.1.7. Higher Offer. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if the Board of Directors of the Company receives an unsolicited written offer at a higher dollar value per Share with respect to a merger, consolidation or sale of all or substantially all of the Company's assets, or if an unsolicited tender or exchange offer for the Shares at a higher dollar value per Share is commenced, and the Board of Directors of the Company determines to accept such merger, consolidation or sale of all or substantially all of the Company's assets or recommend that its stockholders accept such tender or exchange offer, but only after receipt by the Board of Directors of (x) a written opinion to such effect from VFS that such transaction is more favorable to the shareholders from a financial point of view than the Merger and the transactions contemplated hereby and (y) a written opinion of counsel that approval, acceptance or recommendation of such transaction is required by fiduciary obligations under applicable law.

         9.2. Effect of Termination and Abandonment In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 10, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 6.3 and 10.1 and except that nothing will relieve any party from liability for any breach of this Agreement.

         9.3. No Purchase of Company Stock Buyer agrees that of this Agreement terminates for any reason other than pursuant to Section 9.1.6 or 9.1.7 hereof, neither Buyer nor any affiliate of Buyer shall acquire any capital stock of the Company or any interest therein for a period of twelve (12) months following the date of such termination.


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



                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1.  Payment of Expenses.

                           (a) Except as set forth in subsection (b) below,
whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

                           (b) If (A) (x) any person, entity or group not
currently shareholders of the Company (other than Buyer or any subsidiary or affiliate of Buyer or any group including Buyer or any subsidiary or affiliate of Buyer) (i) shall have become the beneficial owner of 35% or more of the outstanding Shares or (ii) shall have publicly proposed (1) any merger or consolidation with or acquisition of all or substantially all of the assets of the Company or other similar business combination involving the Company, (2) that any change be made in the composition of the Board of Directors of the Company and such person, entity or group shall file proxy materials with the SEC in respect of such proposal or (3) the purchase of 50% or more of the total voting power of the Company, including by tender or exchange offer, and (y) this Agreement is terminated in accordance with its terms or (B) this Agreement is terminated pursuant to Section 9.1.6 or 9.1.7, then the Company shall pay Purchaser the sum of three hundred thousand dollars ($300,000) in immediately available funds (the "Fee").

         10.2. Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by the Company, Buyer and Cramer.

         10.3. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         10.4. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         10.5. Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         10.6. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.



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



         10.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telecopier or telephone number).

         If to Buyer or Cramer, to:

                  Owosso Corporation
                  The Triad Building
                  2200 Renaissance Boulevard
                  Suite 150
                  King of Prussia, PA  19406
                  Attention:  George B. Lemmon, Jr., President
                  Telecopy No.:  (610) 275-5122

         With a copy to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  Philadelphia, PA  19103
                  Attention:  Elam M. Hitchner, III, Esquire
                  Telecopy No.:  (215) 981-4750

         If to the Company to:

                  M. H. Rhodes, Inc.
                  99 Thompson Road
                  Avon, CT  06001
                  Attention:  Joseph L. Morelli
                  Telecopy No.: (860) 673-8633

         With a copy to:

                  Pepe & Hazard LLP
                  Goodwin Squire
                  Hartford, CT  06103
                  Attention:  Walter W. Simmers
                  Telecopy No.: (860) 522-2796

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party hereto entitled to receive such notice.



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         10.8. Waiver. The failure of any party hereto to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         10.9.  Assignment. This Agreement is not assignable.

         10.10. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties hereto, and does not confer any rights on any other persons or entities.

         10.11. Governing Law. This Agreement shall be construed and enforced in accordance with the law of the State of Delaware.

         10.12. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.



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         10.13. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                           OWOSSO CORPORATION


                                           By: /s/ John H. Wert, Jr.
                                              ------------------------------
                                               Title: Sr. Vice-President Finance




                                           CRAMER COMPANY

                                           By: /s/ John  H. Wert, Jr.
                                              ------------------------------
                                               Title: Secretary/Treasurer



                                           M. H. RHODES, INC.

                                           By: /s/ Joseph Morelli
                                              ------------------------------
                                               Title: President

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